Exhibit 99.1
                                                                    ------------


          ADC Reports Results for Second Fiscal Quarter 2006;
         Fiber-to-the-X (FTTX) Deployments Drive Global Fiber
                 and Copper Connectivity Sales Higher;
           2006 Annual Sales Estimate of $1.35-$1.39 Billion


    MINNEAPOLIS--(BUSINESS WIRE)--May 31, 2006--ADC (NASDAQ:ADCT):

    Revised Conference Call Time to May 31 at 8:30 A.M. Eastern
(Details Below)

    --  Net Sales from Continuing Operations for 2Q06 Were $366
        Million, Up 30% from 1Q06 and 17% from 2Q05 (Excluding Fiber Optic Network Solutions' (FONS) Sales of $39 Million from 2006 Results, 2Q06 Sales Up 4% from 2Q05)

    -- Year-Over-Year Sales Growth Driven Primarily by 91% Growth in Fiber Connectivity Solutions and 16% Growth in Global Copper Connectivity Solutions Partially Offset By Lower Wireless
        Sales

    -- International Sales Were 40% of Total Sales; United States Sales Grew 24% Over 2Q05

    -- $0.19 GAAP Earnings Per Share from 2Q06 Continuing Operations (Includes Deduction of $0.10 for Restructuring and Impairment Charges, Amortization of Purchased Intangibles, FONS Employee Retention Expense and Stock-option Compensation)

    -- Total Cash Provided by Operating Activities from Continuing Operations Was $41 Million

    -- Total Cash and Securities (Short- and Long-term) Were $513 Million at Quarter End

    ADC (NASDAQ:ADCT) (www.adc.com) today announced results for its second fiscal quarter ended April 28, 2006 prepared in accordance with generally accepted accounting principles (GAAP). The results are summarized below for ADC and its two operating segments, Broadband Infrastructure and Access, and Professional Services, on a continuing operations basis.
    "Several market developments are driving ADC's strong growth in our communications network infrastructure solutions," said Robert E. Switz, president and CEO of ADC. "First, our customers' subscriber retention and growth initiatives are driving network upgrades that use our solutions to connect bundled voice, video, data and wireless services. Second, carrier consolidation and wireline/wireless convergence are creating strong demand for our solutions to interconnect acquirer and acquiree networks and multiple voice, video, data and wireless services over local access and long-distance networks. Third, the network evolution to Internet Protocol communications services is creating new growth opportunities for our connectivity solutions."

    Continued Progress Toward Increasing Cash Flow and Future
Profitability

    "In our second quarter, we generated $41 million of cash provided by operating activities from continuing operations compared to a use of $11 million in the first quarter of 2006. We also made good progress in improving our adjusted operating margin to 9.7% sequentially from 3.3% in the first quarter of 2006," said Gokul Hemmady, ADC's chief financial officer. "Our working capital efficiency programs to generate cash flow and our cost leadership programs to lower cost of sales and improve operating expense efficiencies are taking hold. We expect further improvement in fiscal 2006 and beyond as we progress toward our three-year goal of 14% or better operating margins."

    GAAP Results (dollars in millions, except per share amounts), Continuing Operations


                               2006           2006           2005
ADC Results               Second Quarter First Quarter  Second Quarter
------------------------- -------------- -------------- --------------
Net sales                        $365.6          281.8          313.1
  Percent outside U.S.             40.4%          44.9%          43.9%
Gross margin                       33.0%          30.4%          37.3%
Amortization of purchased
 intangibles                       $6.5            6.5            2.6
FONS employee retention
 expense                           $2.1            2.4              -
Restructuring and
 impairment charges                $2.1            1.4            3.3
Stock-option compensation
 expense                           $2.3            2.8              -
Operating margin                    6.2%         (1.3%)          10.2%
Income (loss) from
 continuing operations            $22.8           (2.4)          34.8
Earnings (loss) per share
 from continuing
 operations - diluted             $0.19          (0.02)          0.28


    Earnings per share for all periods are calculated giving effect to ADC's one-for-seven reverse stock split, which became effective on May 10, 2005.

    Reconciliation of Adjusted Income and EPS From Continuing
Operations

    The table below shows the impact of amortization of purchased intangibles, FONS employee retention expense, restructuring and impairment charges, and stock-option compensation expense included in GAAP results. In addition, the table reconciles GAAP results to adjusted income from continuing operations and related earnings per share to enable analysis of the impact of these charges, expenses and amortization.


Reconciliation of
 Adjusted Income and EPS
(dollars in millions,
 except per share              2006           2006           2005
 amounts)                 Second Quarter First Quarter  Second Quarter
------------------------- -------------- -------------- --------------
GAAP income (loss) from
 continuing operations            $22.8           (2.4)          34.8
Amortization of purchased
 intangibles                       $6.5            6.5            2.6
FONS employee retention
 expense                           $2.1            2.4              -
Restructuring and
 impairment charges                $2.1            1.4            3.3
Stock-option compensation
 expense                           $2.3            2.8              -
                          -------------- -------------- --------------
Adjusted income from
 continuing operations            $35.8           10.7           40.7
                          ============== ============== ==============
Adjusted earnings per
 share from continuing
 operations - diluted             $0.29           0.09           0.33
                          ============== ============== ==============
Average shares
 outstanding - diluted
 (millions)                       132.2          116.7          130.5
Convertible note interest
 add back in EPS
 computation                        3.1              -            2.0


    Other GAAP Data & Related Statistics

    Below are summarized certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:


Balance Sheet Data and
 Related Statistics           April 28,    January 27,      April 29,
(dollars in millions)              2006           2006           2005
------------------------- -------------- -------------- --------------
Cash and cash equivalents
 - unrestricted                  $131.9           99.1           99.6
Short-term available for
 sale securities                 $356.9          338.8          448.4
Long-term available for
 sale securities                   $2.0           11.0           18.3
Restricted cash                   $22.1           22.2           19.1
                          -------------- -------------- --------------
Total cash and securities        $512.9          471.1          585.4
                          ============== ============== ==============
Current ratio                       3.3            3.4            3.4
Long-term notes payable          $400.0          400.0          400.0


    ADC's total cash, cash equivalents and available-for-sale securities (short- and long-term) were $513 million as of April 28, 2006. The increase from January 27, 2006 was primarily a result of cash provided by operating activities from continuing operations. The decrease from April 29, 2005 was primarily a result of $173 million in payments for the FONS and OpenCell acquisitions in fiscal 2005 partially offset by $74 million of cash provided by operating activities from continuing operations. The remainder was primarily proceeds from asset sales. ADC believes that the remaining cash and securities balance is sufficient for its organic growth plans. ADC's $200 million of fixed rate convertible notes outstanding do not mature until June 15, 2008, and the other $200 million of variable rate convertible notes do not mature until June 15, 2013. All convertible notes have a conversion price of $28.091 per share. In addition, ADC's deferred tax assets, which are nearly fully reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.


Cash Flow Data and
 Related Statistics            2006           2006           2005
(dollars in millions)     Second Quarter First Quarter  Second Quarter
------------------------- -------------- -------------- --------------
Total cash provided by
 (used by) operating
 activities from
 continuing operations            $41.3          (11.4)           2.2
Days sales outstanding             48.8           59.2           54.3
Inventory turns -
 annualized                         6.7            5.5            6.4
Depreciation and
 amortization                     $17.1           16.6           13.4
Property, equipment and
 patent additions, net of
 (disposals)                       $7.0            6.2           (8.2)


    For the quarter ended April 28, 2006, total cash provided by operating activities from continuing operations was primarily a result of income excluding largely depreciation and amortization expense. For the quarter ended January 27, 2006, total cash used by operating activities from continuing operations was primarily a result of the pay down of current liabilities partially offset by income excluding largely depreciation and amortization expense. For the quarter ended April 29, 2005, total cash provided by operating activities from continuing operations was primarily driven by income excluding largely depreciation and amortization expense partially offset by working capital investments.

    Employees

    Total employees were approximately 9,300 as of April 28, 2006 compared to approximately 8,500 on January 27, 2006 and approximately 8,600 as of April 29, 2005. The increases from both January 27, 2006 and April 29, 2005 were primarily the result of increasing the manufacturing workforce in Mexico.

    GAAP Segment Results (dollars in millions), Continuing Operations

    Below are summarized the results for ADC's two operating segments, Broadband Infrastructure and Access (BIA) and Professional Services
(PS):


                                    BIA             PS   Consolidated
                          -------------- -------------- --------------
2006 Second Quarter:
Net sales                        $305.9           59.7          365.6
Amortization of purchased
 intangibles                       $6.0            0.5            6.5
FONS employee retention
 expense                           $2.1              -            2.1
Restructuring and
 impairment charges                $1.5            0.6            2.1
Stock-option compensation
 expense                           $1.9            0.4            2.3
Operating income (loss)           $28.8           (6.2)          22.6
2006 First Quarter:
Net sales                        $228.5           53.3          281.8
Amortization of purchased
 intangibles                       $6.0            0.5            6.5
FONS employee retention
 expense                           $2.4              -            2.4
Restructuring charges              $1.4              -            1.4
Stock-option compensation
 expense                           $2.3            0.5            2.8
Operating income (loss)            $6.1           (9.9)          (3.8)
2005 Second Quarter:
Net sales                        $248.7           64.4          313.1
Amortization of purchased
 intangibles                       $2.1            0.5            2.6
Restructuring and
 impairment charges                $2.6            0.7            3.3
Operating income (loss)           $37.1           (5.3)          31.8


Products By Segment
Percent of Total ADC                2006           2006           2005
 Sales                    Second Quarter  First Quarter Second Quarter
------------------------- -------------- -------------- --------------
Broadband Infrastructure
 and Access:
  Global Copper
   Connectivity                      35%            37%            35%
  Global Fiber
   Connectivity                      29             24             17
  Global Enterprise
   Connectivity                      13             12             15
  Wireless Access                     2              2              6
  Wireline Access                     5              6              6
                          -------------- -------------- --------------
    Total BIA                        84             81             79
                          -------------- -------------- --------------
Professional Services                16             19             21
                          -------------- -------------- --------------
Total ADC                           100%           100%           100%
                          ============== ============== ==============


    Broadband Infrastructure and Access

    Comparing second quarters on a year-over-year basis, BIA sales of $306 million were 23% higher, driven primarily by a 91% increase in global fiber connectivity sales and a 16% increase in global copper connectivity sales. This strong growth was partially offset by lower sales in wireless systems. Global fiber connectivity sales were strong in central-office infrastructure and FTTX deployments. Second quarter 2006 sales of global fiber connectivity solutions were also boosted by $39 million in sales of FTTX products from FONS, which ADC acquired on August 26, 2005. Sales of global copper connectivity solutions grew strongly as a result of demand for ADC's products that support the copper infrastructure in fiber-to-the-node and -curb networks. Global enterprise connectivity sales increased by 3%. Wireless access sales, as expected, were lower by 56% due to the timing of new products and customer deployments. Wireline access sales were approximately flat.
    BIA sales in the second quarter of 2006 increased by 34% from the first quarter of 2006. All product groups contributed to this growth. This was the result of a 51% increase in global fiber connectivity sales, a 23% increase in sales of global copper connectivity solutions, a 36% increase in global enterprise connectivity sales, a 100% increase in wireless access sales and a 9% increase in wireline access sales. Global fiber connectivity sales increased primarily due to central-office infrastructure and FTTX deployments. Global copper connectivity sales increased as a result of central-office infrastructure sales and fiber-to-the-node and -curb deployments. Wireless access sales were higher primarily from shipments of Digivance systems. Global enterprise connectivity sales increased as expected as a result of the timing and shipment of orders. Wireline access sales were higher as a result of a historical second-quarter seasonal increase.

    Professional Services

    On a year-over-year basis, second quarter 2006 sales for Professional Services decreased by 7% to $60 million, primarily as a result of lower sales in Europe. Sales in the United States were approximately flat. On a quarterly sequential basis from the first quarter of 2006, Professional Services sales in the second quarter of 2006 increased by 12%, primarily due to a 27% increase in sales in the United States partially offset by a 5% sales decease in Europe.

    Updated Outlook for 2006 Annual Guidance and Information on
Long-term Business Direction

    ADC is continuing to provide annual numeric guidance with qualitative information on the long-term direction of its business. ADC remains committed to managing its business with a longer-term strategic perspective and expects that quarter-to-quarter fluctuations will continue to be a natural part of its business. These short-term variations can be difficult to plan and ADC does not believe they are critical to the long-term prospects for its business.
    ADC announced today that it has entered into an agreement and plan of merger with Andrew Corporation. The proposed business combination is not expected to close for four to six months, subject to regulatory and shareholder approval. Guidance given in this release reflects ADC as a stand-alone business and does not reflect the effects of the proposed business combination with Andrew.
    ADC currently expects its fiscal 2006 sales to be in the range of $1.350 -$1.390 billion, which would represent a 15% to 19% increase over fiscal 2005 sales (previous fiscal 2006 sales guidance was in the range of $1.325-$1.375 billion). Based on this increased annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in fiscal 2006 is estimated to be in the range of $0.65 to $0.80 (includes approximately $0.35 of estimated charges listed in the table below).


                                                          Fiscal 2006
Reconciliation of Estimated EPS and Charges                Estimate
-------------------------------------------------------- -------------
Estimated GAAP EPS
 from continuing operations - diluted                    $0.65-0.80(1)
Convertible notes interest addback in the if-converted
 method assuming conversion to common stock                      0.02
Restructuring/impairment charges in first half 2006              0.03
Amortization of purchased intangibles                            0.19
FONS employee retention expense(2)                               0.04
Stock-option compensation expense                                0.07
                                                         -------------
Estimated adjusted earnings per share
 from continuing operations - diluted                    $1.00-1.15(1)
                                                         =============

(1) Excludes potential future restructuring, impairment and acquisition-related charges, and certain non-operating gains/losses of which the amounts are uncertain at this time.

(2) The FONS employee retention expenses are scheduled to be incurred through the third fiscal quarter of 2006.


    "Looking ahead as a global leader in communications network infrastructure solutions, we believe that ADC can again grow sales in fiscal 2006 at rates faster than aggregate global communications equipment sales for wireline, wireless and enterprise networks," said Switz. "ADC's global customers are upgrading their networks for next-generation voice, data and video services. This creates many growth opportunities for ADC as new network builds are underway and expected to continue for FTTX, IPTV, carrier Ethernet, Voice-over-IP, wireless data and distributed antenna systems, and high-definition video services."

    ADC will continue to execute the following long-term growth strategy:

    -- Growing revenues through market share gains with existing products and customer deployments of new organic products.

    -- Acquiring products to build efficiencies of scale in ADC's core network infrastructure business, as demonstrated with the 2004 acquisition of KRONE (global connectivity solutions), and the 2005 acquisitions of FONS (FTTX solutions) and OpenCell (wireless distributed antenna systems).

    -- Growing earnings through lower manufacturing costs and lower operating expenses as a percent of sales.

    -- Minimizing income tax payments due to a large deferred tax asset.

    As a result, ADC is confident of achieving progress toward its long-term goal of operating margins of 14% or better in the next three years. This goal excludes potential future restructuring, impairment and acquisition-related charges, of which the amounts are uncertain at this time, as well as any items referred to in ADC's guidance for estimated amortization of purchased intangibles, and estimated stock-option compensation expenses.
    ADC believes its expansion into new growth markets of FTTX, wireless and enterprises may have changed the historical seasonality in its business. ADC's sales of these products have fluctuated from quarter to quarter, something ADC expects to continue. The working days by quarter in fiscal 2006 is 59 days in the first quarter, 65 days in the second quarter, 62 days in the third quarter and 66 days in the fourth quarter.

    Diluted EPS Calculation

    The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

    -- Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes will be reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.045% for the six-month period ending June 15, 2006.

    -- Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 14.2 million shares assuming the convertible notes are converted to common stock.

    Income Tax Expense

    Starting in the third quarter of fiscal 2002, the tax benefits of ADC's pre-tax losses have been added to deferred tax assets with an offsetting valuation reserve. As of April 28, 2006, ADC had a total of $1,044 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a nearly full valuation reserve and as a result are presented on the balance sheet at an insignificant amount. Approximately $226 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are restored on the balance sheet. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after fiscal 2021.
    A copy of this news release, including the financial guidance it contains, can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

    Reconciliations of Operating Expense and Operating Income

    The table below reconciles GAAP operating expense and income to adjusted operating expense and income to show the derivations of adjusted operating expense as a percent of sales and adjusted operating margin. These reconciliations enable analysis of the impact of the below charges, expenses and amortization on ADC's results.


Reconciliations                2006           2006           2005
(dollars in millions)     Second Quarter First Quarter  Second Quarter
------------------------- -------------- -------------- --------------
GAAP operating expense            $97.9           89.4           85.1
Amortization of purchased
 intangibles                       $6.5            6.5            2.6
FONS employee retention
 expense                           $2.1            2.4              -
Restructuring and
 impairment charges                $2.1            1.4            3.3
Stock-option compensation
 expense                           $2.3            2.8              -
                          -------------- -------------- --------------
Adjusted operating
 expense                          $84.9           76.3           79.2
                          ============== ============== ==============
Adjusted operating
 expense as a percent of
 sales                             23.2%          27.1%          25.3%
                          ============== ============== ==============

GAAP operating income
 (loss)                           $22.6           (3.8)          31.8
Amortization of purchased
 intangibles                       $6.5            6.5            2.6
FONS employee retention
 expense                           $2.1            2.4              -
Restructuring and
 impairment charges                $2.1            1.4            3.3
Stock-option compensation
 expense                           $2.3            2.8              -
                          -------------- -------------- --------------
Adjusted operating income         $35.6            9.3           37.7
                          ============== ============== ==============
Adjusted operating margin           9.7%           3.3%          12.0%
                          ============== ============== ==============


    Today's 8:30 a.m. Eastern Earnings Conference Call And Webcast

    ADC will discuss its second quarter 2006 results and current outlook on a conference call scheduled today, May 31, at 8:30 a.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 11:00 a.m. Eastern time, the replay of the call can be accessed until 11:59 p.m. Eastern time on June 7 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 9984781) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 140 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement Regarding Forward Looking Information

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements made about the potential business combination with Andrew Corporation. ADC Telecommunications cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: any statements regarding future sales; profit percentages; earnings per share and other results of operations; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations and to realize planned synergies from such transactions; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as over 40.0% of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by third parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; risks and uncertainties related to the proposed business combination with Andrew, including but not limited to the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; potential difficulties in meeting conditions set forth in the definitive merger agreement; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in
Item 1A of ADC's Annual Report on Form 10-K for the fiscal year ended October 31, 2005 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
               CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)


ASSETS

                                                April 28,  October 31,
                                                  2006        2005
                                               -----------------------

CURRENT ASSETS:
  Cash and cash equivalents                        $131.9      $110.1
  Available-for-sale securities                     356.9       335.3
  Accounts receivable, net of reserves of $8.1
   and $9.6                                         198.3       195.6
  Unbilled revenue                                   40.0        38.1
  Inventories, net of reserves of $36.9 and
   $35.7                                            145.9       140.5
  Prepaid and other current assets                   47.2        35.6
                                               -----------------------

    Total current assets                            920.2       855.2

PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $368.0 and $351.2                  211.8       221.1


RESTRICTED CASH                                      22.1        23.6

GOODWILL                                            240.2       240.5

INTANGIBLES, net of accumulated amortization
 of $51.2 and $35.5                                 152.9       165.0

AVAILABLE-FOR-SALE SECURITIES                         2.0        12.1

OTHER ASSETS                                         19.3        19.7

                                               -----------------------
  Total assets                                   $1,568.5    $1,537.2
                                               =======================



LIABILITIES & SHAREOWNERS' INVESTMENT

CURRENT LIABILITIES:
  Accounts payable                                 $103.9       $77.4
  Accrued compensation and benefits                  52.6        80.9
  Other accrued liabilities                          78.4        81.0
  Income taxes payable                               17.5        15.9
  Restructuring accrual                              22.8        33.3
  Notes payable                                       0.1         0.3
                                               -----------------------

    Total current liabilities                       275.3       288.8


  PENSION OBLIGATIONS & OTHER LT LIABILITIES         81.9        74.5
  LONG-TERM NOTES PAYABLE                           400.0       400.0
                                               -----------------------
    Total liabilities                               757.2       763.3

  SHAREOWNERS' INVESTMENT
    (117.2 and 116.6 shares outstanding)            811.3       773.9

                                               -----------------------
  Total liabilities and shareowners'
   investment                                    $1,568.5    $1,537.2
                                               =======================


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)


                                                       For the Six
                      For the Three Months Ended      Months Ended
                     ----------------------------- -------------------
                     April 28, Jan. 27,  April 29, April 28, April 29,
                       2006      2006      2005      2006      2005
NET SALES:           --------- --------- --------- --------- ---------
Product                $320.7    $242.1    $264.8    $562.8    $464.9
Service                  44.9      39.7      48.3      84.6      89.2
                     --------- --------- --------- --------- ---------
TOTAL NET SALES         365.6     281.8     313.1     647.4     554.1
COST OF SALES:
Product                 207.5     159.8     151.9     367.3     272.7
Service                  37.6      36.4      44.3      74.0      82.4
                     --------- --------- --------- --------- ---------
TOTAL COST OF SALES     245.1     196.2     196.2     441.3     355.1
                     --------- --------- --------- --------- ---------
GROSS PROFIT            120.5      85.6     116.9     206.1     199.0
                     --------- --------- --------- --------- ---------
GROSS MARGIN             33.0%     30.4%     37.3%     31.8%     35.9%

OPERATING EXPENSES:
  Research and
   development           19.0      19.0      18.2      38.0      33.4
  Selling and
   administration        70.3      62.5      61.0     132.8     119.3
  Amortization of
   purchased
   intangibles            6.5       6.5       2.6      13.0       5.2
  Impairment charges      0.6         -       0.1       0.6       0.1
  Restructuring
   charges                1.5       1.4       3.2       2.9       6.3
                     --------- --------- --------- --------- ---------
    Total Operating
     Expenses            97.9      89.4      85.1     187.3     164.3
                     --------- --------- --------- --------- ---------
      As a
       Percentage of
       Net Sales         26.8%     31.7%     27.1%     28.9%     29.6%

OPERATING INCOME         22.6      (3.8)     31.8      18.8      34.7
OPERATING MARGIN          6.2%    (1.3%)     10.2%      2.9%      6.3%
OTHER INCOME, NET:
    Interest              1.3       1.3       1.5       2.6       2.4
    Other                 1.5       1.4       3.8       2.9      15.1
                     --------- --------- --------- --------- ---------

INCOME BEFORE INCOME
 TAXES                   25.4      (1.1)     37.1      24.3      52.2
PROVISION FOR INCOME
 TAXES                    2.6       1.3       2.3       3.9       3.3
                     --------- --------- --------- --------- ---------
INCOME (LOSS) FROM
 CONTINUING
 OPERATIONS              22.8      (2.4)     34.8      20.4      48.9

DISCONTINUED
 OPERATIONS, NET OF
 TAX:
  Income (loss) from
   discontinued
   operations               -         -      (0.5)        -       1.7
  Gain (loss) on
   sale of
   discontinued
   operations, net          -         -      (0.9)        -      35.3
                     --------- --------- --------- --------- ---------
    Total
     Discontinued
     Operations             -         -      (1.4)        -      37.0

                     --------- --------- --------- --------- ---------
Earnings (loss)
 before the
 cumulative effect
 of a change in
 accounting
 principle               22.8      (2.4)     33.4      20.4      85.9
Cumulative effect of
 a change in
 accounting
 principle                  -       0.6         -       0.6         -
                     --------- --------- --------- --------- ---------

NET INCOME (LOSS)       $22.8     $(1.8)    $33.4     $21.0     $85.9
                     ========= ========= ========= ========= =========
NET MARGIN                6.2%    (0.6%)     10.7%      3.2%     15.5%

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING
 - BASIC                117.1     116.7     115.7     116.9     115.7
                     ========= ========= ========= ========= =========
WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING
 - DILUTED              117.9     116.7     130.5     117.6     130.5
                     ========= ========= ========= ========= =========

EARNINGS (LOSS) PER
 SHARE FROM
 CONTINUING
 OPERATIONS - BASIC     $0.19    $(0.02)    $0.30     $0.18     $0.42
                     ========= ========= ========= ========= =========
EARNINGS (LOSS) PER
 SHARE FROM
 CONTINUING
 OPERATIONS -
 DILUTED                $0.19    $(0.02)    $0.28     $0.18     $0.37
                     ========= ========= ========= ========= =========

EARNINGS (LOSS) PER
 SHARE FROM
 DISCONTINUING
 OPERATIONS - BASIC        $-        $-    $(0.01)       $-     $0.32
                     ========= ========= ========= ========= =========
EARNINGS (LOSS) PER
 SHARE FROM
 DISCONTINUING
 OPERATIONS -
 DILUTED                   $-        $-    $(0.01)       $-     $0.29
                     ========= ========= ========= ========= =========

EARNINGS (LOSS) PER
 SHARE FROM CHANGE
 IN ACCOUNTING
 PRINCIPLE - BASIC         $-        $-        $-        $-        $-
                     ========= ========= ========= ========= =========
EARNINGS (LOSS) PER
 SHARE FROM CHANGE
 IN ACCOUNTING
 PRINCIPLE - DILUTED       $-        $-        $-        $-        $-
                     ========= ========= ========= ========= =========

NET EARNINGS (LOSS)
 PER SHARE - BASIC      $0.19    $(0.02)    $0.29     $0.18     $0.74
                     ========= ========= ========= ========= =========
NET EARNINGS (LOSS)
 PER SHARE - DILUTED    $0.19    $(0.02)    $0.27     $0.18     $0.66
                     ========= ========= ========= ========= =========


                        SUPPLEMENTARY SCHEDULE
            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
              EARNINGS PER SHARE CALCULATION - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)


Numerator:                                For the Three Months Ended
                                         -----------------------------
                                         April 28, Jan. 27,  April 29,
                                           2006      2006      2005
                                         -----------------------------
Net income (loss) from continuing
 operations                                  22.8      (2.4)     34.8
Convertible note interest                       -         -       2.0
Net income (loss) from continuing
 operations - diluted                       $22.8     $(2.4)    $36.8
                                         =============================

Denominator:
Weighted average common shares
 outstanding - basic                        117.1     116.7     115.7
Convertible bonds converted to common
 stock
Employee options and other                    0.8         -      14.8
                                         -----------------------------
Weighted average common shares
 outstanding - diluted                     $117.9    $116.7    $130.5
                                         =============================

Basic income (loss) per share from
 continuing operations                      $0.19    $(0.02)    $0.30
                                         =============================
Diluted income (loss) per share from
 continuing operations                      $0.19    $(0.02)    $0.28
                                         =============================


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                            (in millions)
                     SUBJECT TO RECLASSIFICATION


                              Three Months Ended     Six Months Ended
                          -------------------------- -----------------
                           April   January   April    April    April
                            28,      27,      29,      28,      29,
                            2006     2006     2005     2006     2005
                          -------- -------- -------- -------- --------
Operating Activities:
   Net income from
    continuing
    operations              $22.8    $(2.4)   $34.8    $20.4    $48.9
   Adjustments to
    reconcile net income
    from continuing
    operations to net cash
    provided by (used for)
    operating activities
    from continuing
    operations:
    Inventory and fixed
     asset write-offs         0.6        -      0.1      0.6      0.1
    Depreciation and
     amortization            17.1     16.6     13.4     33.7     27.3
    Change in bad debt
     reserves                (0.8)     1.0     (1.5)     0.2     (1.9)
    Non-cash stock
     compensation             3.1      3.4      0.8      6.5      1.5
    Change in deferred
     income taxes               -      1.4     (0.6)     1.4        -
    (Gain)/Loss on sale
     of property and
     equipment                0.1      0.7     (3.7)     0.8     (4.3)
    Other, net                0.7     (1.0)    12.5     (0.3)    (1.6)
    Changes in operating
     assets &
     liabilities, net of
     acquisitions and
     divestitures:
      Accounts receivable
       and unbilled
       revenues             (18.8)     8.8    (62.6)   (10.0)   (46.7)
      Inventories            (3.0)    (1.4)   (12.0)    (4.4)   (22.0)
      Prepaid and other
       assets                (1.7)    (5.5)    (4.5)    (7.2)    (8.0)
      Accounts payable       22.6      3.4     11.7     26.0     10.5
      Accrued liabilities    (1.3)   (39.1)    12.9    (40.4)   (22.0)
      Pension liabilities    (0.1)     2.7      0.9      2.6      2.1
                          -------- -------- -------- -------- --------
       Total cash
        provided by
        (used for)
        operating
        activities from
        continuing
        operations           41.3    (11.4)     2.2     29.9    (16.1)
       Total cash
        provided by
        (used for)
        operating
        activities from
        discontinued
        operations              -        -     (1.5)       -     (0.8)
                          -------- -------- -------- -------- --------
       Total cash
        provided by
        (used for)
        operating
        activities           41.3    (11.4)     0.7     29.9    (16.9)

Investing Activities:
  Divestitures, net of
   cash disposed                -        -      0.1        -     33.7
  Property, equipment and
   patent additions          (7.3)    (6.2)    (5.4)   (13.5)   (10.5)
  Proceeds from disposal
   of property and
   equipment                  0.3        -     13.6      0.3     16.7
  Proceeds from
   collection of note
   receivable                 2.7        -      9.0      2.7      9.0
  Change in restricted
   cash                       0.1      1.5      5.8      1.6      2.8
  Purchases of available-
   for-sale securities     (104.9)  (135.5)  (290.2)  (240.4)  (561.1)
  Sale of available-for-
   sale securities           96.2    133.4    276.7    229.6    555.4
  Other                      (0.2)     0.3        -      0.1        -
                          -------- -------- -------- -------- --------
       Total cash
        (used for)
        provided by
        investing
        activities          (13.1)    (6.5)     9.6    (19.6)    46.0

Financing Activities:
  Common stock issued         3.7      5.9      1.5      9.6      2.4
                          -------- -------- -------- -------- --------
       Total cash
        provided by
        financing
        activities            3.7      5.9      1.5      9.6      2.4

Effect of Exchange Rate
 Changes on Cash              0.9      1.0     (0.1)     1.9      1.9
                          -------- -------- -------- -------- --------

Increase (decrease) in
 Cash and Cash
 Equivalents                 32.8    (11.0)    11.7     21.8     33.4

Cash and Cash
 Equivalents, beginning
 of period                   99.1    110.1     87.9    110.1     66.2
                          -------- -------- -------- -------- --------

Cash and Cash
 Equivalents, end of
 period                    $131.9    $99.1    $99.6   $131.9    $99.6
                          ======== ======== ======== ======== ========


    CONTACT: ADC
             Investor Relations:
             Mark Borman, 952-917-0590